                           KELMOORE STRATEGIC TRUST

                        [FORM OF] DISTRIBUTION AGREEMENT           Exhibit 99(e)

This Distribution Agreement (the "Agreement") is made as of this ____ day of ____________, 1999, by and between Kelmoore Strategic Trust, a Delaware business trust (the "Trust"), on behalf of each series of the Trust listed in Schedule I attached hereto, as may be amended from time to time (individually, a "Fund" and, collectively, the "Funds") and Kelmoore Investment Company, Inc., a California corporation (the "Distributor" or "You").

SECTION 1. GENERAL DUTIES AS DISTRIBUTOR OF FUND SHARES.

    It is hereby agreed that you shall act as principal distributor for each series of the Trust set forth on Schedule I and any other series of the Trust as the parties may agree from time to time. Each Fund may be authorized to issue multiple classes of shares pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"). As Distributor, you will have the exclusive right to purchase, as principal, from each Fund, shares of each class authorized and issued by the Fund and it is further agreed that during the term of this Agreement, you will use your best efforts to solicit or otherwise cause sales of the shares of each Fund and any authorized class of the Funds' shares which are registered or qualified for sale. You agree, as agent for each Fund, to repurchase, and accept for redemption, the shares of each class authorized and issued by the Fund; whenever the officers of the Trust deem it advisable for the protection of shareholders, they may suspend or cancel such authority with respect to one or more of the Funds. In the performance of these duties you shall be guided by the requirements of this Agreement, the applicable provisions of the Trust's Agreement and Declaration of Trust, By-laws, and applicable federal and state law, all as amended and/or supplemented from time to time, and each Fund's Prospectus and Statement of Additional Information, which is from time to time in effect under the Trust's Registration Statement filed with the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"), and the 1940 Act.

SECTION 2. DEALERS.

    You may, as principal, solicit qualified dealers for orders to purchase shares of the Funds and may enter into dealer Agreements with any such dealers, the form thereof to be determined by you.

SECTION 3. SALES LITERATURE AND ADVERTISEMENTS.

    All sales literature and advertisements used by you in connection with the sale of the Trust's shares must be submitted to the Trust for its advance approval. In connection with the sale or arranging for the sale of the Trust's shares, you are authorized to give only such information and to make only such statements or representations as are contained in each Fund's Prospectus in effect under the Trust's Registration Statement, or in sales literature or advertisements approved by the Trust.

SECTION 4. LIMITATION UPON INVESTMENT IN THE TRUST

    You shall not accept any initial or subsequent investment in shares of a Fund, except as described in the Fund's then-current Prospectus.

SECTION 5. OFFERING PRICE. NET ASSET VALUE PER SHARE.

    Shares of each Fund sold under this Agreement shall be sold only at the offering price in effect at the time of such sale, as described in the then-current Prospectus and Statement of Additional Information of each Fund, and each Fund shall receive not less than the full net asset value thereof. Any front-end sales charge payable upon purchases shall be retained by you, it being understood that such amounts will not exceed those set forth in each Fund's then-current Prospectus. You may re-allow to dealers all or any part of the sales charge.

    Any reference to "net asset value per share" shall refer to each Fund's net asset value per share computed in accordance with the Trust's Agreement and Declaration of Trust, each Fund's then-current Prospectus and Statement of Additional Information and the instructions of the Trustees, all as amended from time to time. The Trust or its agent will advise you as promptly as practicable of each Fund's net asset value per share on each day on which it is determined.

SECTION 6. DUTIES UPON SALE OR REDEMPTION OF SHARES OF THE TRUST.

    You shall remit to the Trust's custodian the net asset value per share of all shares of each Fund sold by you. Each Fund will, as promptly as practicable, cause the account of the purchaser to be credited with the number of shares purchased. The Trust will not issue share certificates.

    You shall process or cause to be processed requests received from each Fund's shareholders for redemption of its shares, in the manner prescribed in the Trust's then-current Prospectus and Statement of Additional Information. Shares shall be redeemed at their net asset value per share next computed after receipt of the redemption request, subject to any applicable redemption fee as set forth in the Fund's then current prospectus. You shall arrange for payment to such shareholders from each Fund's account with the custodian.

    You shall reimburse the respective Fund for any loss caused by the failure of a shareholder to confirm in writing any purchase or redemption order accepted by you. In the event that orders for the purchase or redemption of shares of a Fund are placed and subsequently canceled, you shall pay to that Fund, on at least an annual basis, an amount equal to the losses (net of any gains) realized by the Fund as a result of such cancellations.

SECTION 7. INFORMATION RELATING TO THE TRUST.

    The Trust or its agent will furnish you with a certified copy of all financial statements and a signed copy of each report prepared by its independent public accountants, and will cooperate fully with you in your efforts to sell the Funds' shares, and in the performance by you of all of your duties under this Agreement.

SECTION 8. FILING OF REGISTRATION STATEMENTS.

    The Trust or its agent will from time to time file (and furnish you with copies of) such registration statements, amendments and supplements thereto, and reports or other documents as may be required under the 1933 Act, the 1940 Act, or the laws of the states in which you desire to sell shares of the Funds.

SECTION 9. MULTIPLE CAPACITIES.

    Nothing contained in this Agreement shall be deemed to prohibit you from acting, and being separately compensated for acting, in one or more capacities on behalf of the Trust, including, but not limited to, the capacities of adviser, administrator, broker and distributor. The Trust understands that you may act in one or more such capacities on behalf of other investment companies and customers. You shall give the Trust equitable treatment under the circumstances in supplying services in any capacity, but the Trust recognizes that it is not entitled to receive preferential treatment from you as compared with the treatment given to any other investment company or customer. Whenever you shall act in multiple capacities on behalf of the Trust, you shall maintain the appropriate separate account and records for each such capacity.

SECTION 10. PAYMENT OF FEES AND EXPENSES.

    You shall be entitled to receive fees for your services as Distributor. The Funds shall pay you fees in accordance with any plans adopted by the Funds (or class of shares of the respective Funds) pursuant to Rule 12b-1 under the 1940 Act.

    The Trust, on behalf of the Funds, shall assume and pay, or reimburse you for, all expenses of the Trust arising from this Agreement, except that the following expenses shall be allocated to you, and you shall pay for: (i) expenses of printing all sales literature of the Funds, including shareholder reports and prospectuses required for your purposes (expenses of printing quarterly and annual reports and of maintaining and printing a current Prospectus for the Funds' shareholders will be paid for by the respective Funds); and (ii) any payments to other persons for selling shares of the Funds; or (iii) the amount of any service fees payable to you by the Funds to be used to compensate persons for providing personal service to shareholders and maintaining shareholder accounts. The foregoing shall not, however, be deemed to limit your right to receive and retain any front-end sales charges referred to in Section 5 hereof.

SECTION 11. LIABILITY OF THE DISTRIBUTOR.

    You shall be liable for your own acts and omissions caused by your willful misfeasance, bad faith, or gross negligence in the performance of your duties, or by your reckless disregard of your obligations under this Agreement, and nothing herein shall protect you against any such liability to the Trust or its shareholders. Subject to the first sentence of this Section, you shall not be liable for any action taken or omitted on advice, obtained in good faith, of counsel, provided such counsel is satisfactory to the Trust.

SECTION 12. TERMINATION OF AGREEMENT; ASSIGNMENT.

    This Agreement may be terminated at any time, without the payment of any penalty, on 60 days' written notice (i) by you; (ii) by the Trust, acting pursuant to a resolution adopted by the non-interested Trustees; or (iii) by the vote of the holders of the lesser of (1) 67% of the Trust's shares present at a meeting if the holders of more than 50% of the outstanding shares are present in person or represented by proxy, or (2) more than 50% of the outstanding shares of the Trust. This Agreement shall automatically terminate in the event of its assignment. Termination shall not affect the rights of the parties which have accrued prior thereto.

SECTION 13. DURATION.

    Unless sooner terminated, this Agreement shall continue in effect for one year from the date herein above first written, and from year to year thereafter until terminated, provided that the continuation of this Agreement and the terms hereof are specifically approved annually in accordance with the requirements of the 1940 Act as modified or superseded by any rule, regulation, order or interpretive position of the Commission.

SECTION 14. DEFINITIONS.

    The terms "assignment" and "interested person" when used in this Agreement shall have the meanings given such terms in the 1940 Act.

SECTION 15. CONCERNING APPLICABLE PROVISIONS OF LAW, ETC.

    This Agreement shall be subject to all applicable provisions of law, including, without being limited to, the applicable provisions of the 1940 Act, the 1933 Act, and the Securities Exchange Act of 1934, as amended; and to the extent that any provisions of this Agreement are in conflict with such laws, the latter shall control.

    This Agreement is executed and delivered in California, and the laws of the State of California shall govern the construction, validity and effect of this Agreement.

SECTION 16. MISCELLANEOUS.

    The obligations of the Trust and each Fund are not personally binding upon, nor shall resort be had to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Trust or any Fund, but only the relevant Fund's property shall be bound. No Fund shall be liable for the obligations of any other Fund.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

KELMOORE STRATEGIC TRUST                   KELMOORE INVESTMENT COMPANY, INC.

By:      ___________________________      By:      ____________________________


Name:    ___________________________      Name:    ____________________________


Title:   ___________________________      Title:   ____________________________

                                                                    SCHEDULE   I


Kelmoore Strategic Trust:


         Kelmoore Strategy Covered Option Fund